Exhibit 16.1

August 12, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read CCC Intelligent Solutions Holdings Inc. (formerly known as Dragoneer Growth Opportunities Corp.) statements included under Item 4.01 of its Form 8-K/A dated August 12, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on August 6, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York